Exhibit 5

LEGAL OPINION
The Law Offices of
Gersten Savage LLP

December 4, 2006

Michelex, Corporation
Outer Willow Street
Massena, New York 13662

Re: Shares to be Registered on Form SB-2 (the "Shares")

Gentlemen:

We have acted as counsel for Michelex Corp a Utah corporation, (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with the registration of up to 37,500,000 Shares described in the prospectus of the Company dated November 29, 2006 (the "Prospectus"), contained in the Company's Registration Statement on Form SB-2.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of Utah, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Utah; and (d) The Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are 105,871,037 outstanding Shares. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock. The securities when sold will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

I hereby consent to the firm's name, Gersten Savage LLP and of the reference to the opinion and of the use of this opinion as an exhibit to the prospectus and the Registration Statement and as contained in the Registration Statement itself. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations hereunder.

Very truly yours,

By:	/s/ GERSTEN SAVAGE, LLP

GERSTEN SAVAGE LLP